Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Jeremy Smeltser 608-275-4917

Spectrum Brands Holdings Reports Fiscal 2022 Second Quarter Results

•Net Sales Increased 6.2% and Organic Net Sales Increased 2.0%
•Realized a Net Loss from Continuing Operations of $25.1 Million and Adjusted EBITDA declined to $79.0 Million, Attributable to Supply Chain Disruptions, Input Cost Inflation and Higher Restructuring Costs
•As Anticipated, Margins Contracted Year over Year as Inflationary Costs were Higher than Related Price Increases but Also Improved Sequentially as Incremental Pricing was Realized
•Most Pricing Actions Implemented to Offset the Majority of Currently Projected Inflationary Increases of $310-$330 Million
•Updating 2022 Earnings Framework to Mid-to-High teens Net Sales Growth and Mid Single-Digit Adjusted EBITDA Growth Including the Impact of the Tristar Business Acquisition
Middleton, WI, May 6, 2022 - Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum Brands” or the “Company”), a leading global branded consumer products and home essentials company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the second quarter of fiscal 2022 ended April 3, 2022.

"Once again, we delivered top-line growth this quarter despite some continued product availability challenges. We have successfully implemented most of our pricing actions during the quarter, which resulted in gross margins improvement of 260 basis points versus our first quarter results. We expect the margins to improve sequentially for the balance of our fiscal year. On the strategic front, we continue to work towards the closing of the sale of our Hardware and Home Improvement business to ASSA ABLOY for $4.3 billion and remain confident that the transaction will close this year. We are simultaneously working on laying the groundwork for the eventual Home and Personal Care Appliances separation from Spectrum Brands and have recently concluded our acquisition of the kitchen appliances and cookware categories of Tristar brands. These actions move us closer to our strategic vision of becoming a fast growing, high margin pure play Global Pet Care and Home & Garden company," said David Maura, Chairman and Chief Executive Officer of Spectrum Brands.

"We are also updating our earnings framework to reflect the impact of the Tristar acquisition along with some incremental headwinds from the war in Ukraine and a late start to the Home & Garden selling season due to the cold and wet spring. We are now expecting sales growth in the range of mid-to-high teens and adjusted EBITDA growth in the mid single digits," said Mr. Maura.
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Fiscal 2022 Second Quarter Highlights

	Three Month Periods Ended
(in millions, except per share and %)	April 3, 2022	April 4, 2021	Variance
Net sales	$807.8	$760.3	$47.5	6.2%
Gross profit	255.6	261.0	(5.4)	(2.1)%
Operating (loss) income	(8.1)	45.3	(53.4)	n/m
Net loss from continuing operations	(25.1)	(4.6)	(20.5)	445.7%
Diluted earnings per share from continuing operations	$(0.61)	$(0.09)	$(0.52)	577.8%
Non-GAAP Operating Metrics
Adjusted EBITDA from continuing operations	$79.0	$107.5	$(28.5)	(26.5)%
Adjusted EPS from continuing operations	$0.41	$0.87	$(0.46)	(52.9)%
n/m = not meaningful
•Net sales increased 6.2%. Excluding the impact of $17.0 million of unfavorable foreign exchange rates and acquisition sales of $49.1 million, organic net sales increased 2.0% from pricing actions related to increasing freight and input cost inflation despite difficult comparisons to prior year stimulus spending and reopening trends.
•Gross profit margin declined 270 basis points from a year ago due to accelerated freight and input costs pacing ahead of pricing adjustments, partially offset by improved productivity.
•Operating income decreased due to the gross profit margin decline further pressured by higher distribution costs, as well as continued investment in marketing and new product innovation, restructuring initiatives and strategic transactions.
•Net income and diluted earnings per share declines were primarily driven by decreases in operating income offset by lower interest expense.
•Adjusted EBITDA decreased 26.5% and adjusted EBITDA margin decreased 430 basis points attributable to the decrease in operating income.
•Adjusted diluted EPS decreased to $0.41 per share due to lower operating income.
Fiscal 2022 Second Quarter Segment Level Data
Home & Personal Care (HPC)

	Three Month Periods Ended
(in millions, except %)	April 3, 2022	April 4, 2021	Variance
Net Sales	$316.1	$297.9	$18.2		6.1%
Operating (Loss) Income	(19.8)	11.5	(31.3)		n/m
Operating (Loss) Income Margin	(6.3%)	3.9%	n/m	bps
Adjusted EBITDA	$10.6	$25.4	$(14.8)		(58.3)%
Adjusted EBITDA Margin	3.4%	8.5%	(510)	bps
Reported net sales growth driven by the acquisition of home appliances and cookware business from Tristar Products, Inc. (the "Tristar Business"). Excluding acquisition sales from the Tristar Business of $35.8 million and unfavorable foreign exchange impacts of $11.4 million, organic net sales declined 2.1%. Continued momentum resulting in double digit growth in garment care was more than offset by declines in small kitchen appliances and personal care appliances categories.
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Lower operating income, adjusted EBITDA, and margins were driven by accelerated freight and input cost inflation ahead of incremental pricing actions partially offset by productivity improvements with incremental transaction related costs further impacting operating income.
Global Pet Care (GPC)

	Three Month Periods Ended
(in millions, except %)	April 3, 2022	April 4, 2021	Variance
Net Sales	$295.1	$293.6	$1.5		0.5%
Operating Income	19.9	39.8	(19.9)		(50.0)%
Operating Income Margin	6.7%	13.6%	(690)	bps
Adjusted EBITDA	$40.6	$55.6	$(15.0)		(27.0)%
Adjusted EBITDA Margin	13.8%	18.9%	(510)	bps
The increase in net sales was driven by strong growth in companion animals offset by softness in aquatics, as compared to higher than usual category sales last year due to US stimulus spending. The overall sales were helped by positive pricing but tempered by product availability delays. Excluding unfavorable foreign exchange impacts of $5.6 million, organic net sales increased 2.4%.
Lower operating income, adjusted EBITDA, and margins were driven by increased freight and input cost inflation ahead of timing of incremental pricing actions, in addition to continued marketing and new product initiatives partially offset by productivity improvements. All planned pricing is now accepted and will be fully implemented by the middle of the third quarter.
Home & Garden (H&G)

	Three Month Periods Ended
(in millions, except %)	April 3, 2022	April 4, 2021	Variance
Net Sales	$196.6	$168.8	$27.8		16.5%
Operating Income	30.4	29.9	0.5		1.7%
Operating Income Margin	15.5%	17.7%	(220)	bps
Adjusted EBITDA	$37.7	$34.8	$2.9		8.3%
Adjusted EBITDA Margin	19.2%	20.6%	(140)	bps
n/m = not meaningful
Net sales growth was driven by the impact of price increases and Rejuvenate acquisition sales of $13.3 million. Excluding the impact of acquisition sales, organic net sales increased 8.6%. Organic sales were adversely impacted by unfavorable spring weather across key markets which reduced category POS during the quarter. Retailers also paused retail inventory build due to the wet and cold spring which delayed shipments to these customers.
Operating income and adjusted EBITDA increases were driven by price, with decreased margins attributable to higher freight and input cost inflation outpacing price increases and continued marketing and product development investments. The second half margins are expected to be significantly better as pricing has now caught up with inflation at the end of the second quarter.
Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today
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Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, May 6, 2022. To access the live conference call, U.S. participants may call 877-604-7329 and international participants may call 602-563-8688. The conference ID number is 7792418. A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.
A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website. A telephone replay of the conference call will be available through Friday, May 20. To access this replay, participants may call 855-859-2056 and use the same conference ID number.

Liquidity and Debt
As of the end of the quarter, the Company had a cash balance of $194 million and approximately $3,289 million of debt outstanding, consisting of approximately $2,020 million of senior unsecured notes, $1,171 million of term loans and revolver draws and approximately $98 million of capital leases and other obligations.
Proforma net leverage at the end of the second quarter was 5.2 times, compared to 4.7 times at the end of the previous quarter, as the trailing twelve month EBITDA declined and the company increased its outstanding balance on its Revolver Facility by $310 million to support the Tristar Business acquisition.
Fiscal 2022 Earnings Framework
Spectrum Brands is updating its Earnings Framework to include the impact of the war in Ukraine, the impact of unfavorable early season weather on H&G sales and the impact of the Tristar Business acquisition. Reported net sales growth is now expected to be in the mid-to-high teens in Fiscal 2022, with foreign exchange expected to have a negative impact based upon current rates.
The Company expects Fiscal 2022 adjusted EBITDA to increase in the mid single digits. The Company continues to expect $310-$330 million of additional inflation during Fiscal 2022 and intends to offset most of the high inflation through pricing actions.
From a capital structure perspective, the Company is reiterating a long-term net leverage target ratio of 2.0 - 2.5 times after full deployment of HHI proceeds.
About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings is a home-essentials company with a mission to make living better at home. We focus on delivering innovative products and solutions to consumers for use in and around the home through our trusted brands. We are a leading supplier of specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, shaving and grooming products, personal care products, and small household appliances. Helping to meet the needs of consumers worldwide, Spectrum Brands offers a broad portfolio of market-leading, well-known and widely trusted brands including Tetra®, DreamBone®, SmartBones®, Nature’s Miracle®, 8-in-1®, FURminator®, Healthy-Hide®, Good Boy®, Meowee!®, OmegaOne®, Spectracide®, Cutter®, Repel®, Hot Shot®, Rejuvenate®, Black Flag®, Liquid Fence®, Remington®, George Foreman®, Russell Hobbs®, Black+Decker®, PowerXL®, Emeril Legasse®, and
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Copper Chef®. For more information, please visit www.spectrumbrands.com. Spectrum Brands – A Home Essentials Company™
Non-GAAP Measurements
Management believes that certain non-GAAP financial measures may be useful in providing additional meaningful comparisons between current results and results in prior periods. Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions. In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin. Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining compliance with the Company’s debt covenants. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results. Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.
Forward-Looking Statements

We have made, implied or incorporated by reference certain forward-looking statements in this document. All statements, other than statements of historical facts included or incorporated by reference in this document, without limitation, statements or expectations regarding our Global Productivity Improvement Program, our business strategy, future operations, financial condition, estimated revenues, projected costs, projected synergies, prospects, plans and objectives of management, information concerning expected actions of third parties are forward-looking statements. When used in this document, the words future, anticipate, pro forma, seeks, intend, plan, envision, estimate, believe, belief, expect, project, forecast, outlook, goal, target, could, would, will, can, should, may and similar expressions are also intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words, although not all forward-looking statement contain such identifying words.
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Since these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation:
(1) the COVID-19 pandemic, economic, social and political conditions or civil unrest, terrorist attacks, acts of war, natural disasters, other public health concerns or unrest in international markets impacting our business, customers, employees (including our ability to retain and attract key personnel), manufacturing facilities, suppliers, capital markets, and our financial condition, and results of operations, all of which tend to aggravate the other risks and uncertainties we face; (2) the impact of a number of local, regional and global uncertainties that could negatively impact our business, including: reduced market growth rates; increased inflation rates and cost of goods; increased fuel and employee costs; higher interest rates; tighter credit markets; changes in government policies, including the imposition of tariffs or import costs; the deterioration of economic relations between countries or regions; the escalation or continuation of armed conflict, hostilities or economic sanctions between countries or regions, and continued supply chain challenges; (3) the negative effect of the armed conflict between Russia and Ukraine and its impact on those regions and surrounding regions, including on our operations and on those of our customers, suppliers, and other stakeholders; (4) our increased reliance on third-party partners, suppliers, and distributors to achieve our business objectives; (5) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities, including distribution center changes which are complicated and involve coordination among a number of stakeholders, including our suppliers and transportation and logistics handlers; (6) the impact of our indebtedness on our business, financial condition, and results of operations; (7) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (8) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (9) the effects of general economic conditions, including the impact of, and changes to tariffs and trade policies, inflation, recession or fears of a recession, depression or fears of a depression, labor costs, and stock market volatility or monetary or fiscal policies in the countries where we do business; (10) the impact of fluctuations in transportation and shipment costs, fuel costs, commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (11) interest rate and exchange rate fluctuations; (12) the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s); (13) competitive promotional activity or spending by competitors, or price reductions by competitors; (14) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (15) the impact of actions taken by significant stockholders; (16) changes in consumer spending preferences and demand for our products, particularly in light of the COVID-19 pandemic and economic stress; (17) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (18) our ability to successfully identify, implement, achieve and sustain productivity improvements (including our Global Productivity Improvement Program), cost efficiencies (including at our manufacturing and distribution operations), and cost savings; (19) the seasonal nature of sales of certain of our products; (20) the effects of climate change and unusual weather activity as well as our ability to respond to future natural disasters and pandemics and to meet our environmental, social and governance goals; (21) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health, and consumer protection regulations); (22) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities,
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product liability claims, litigation and other claims related to products manufactured by us and third parties; (23) the impact of existing, pending or threatened litigation, government regulation or other requirements or operating standards applicable to our business; (24) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data, including our failure to comply with new and increasingly complex global data privacy regulations; (25) changes in accounting policies applicable to our business; (26) our discretion to conduct, suspend or discontinue our share repurchase program (including our discretion to conduct purchases, if any, in a variety of manners including open-market purchases or privately negotiated transactions); (27) our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income; (28) our ability to consummate the announced Hardware and Home Improvement ("HHI") divestiture on the expected terms and within the anticipated time period, or at all, which is dependent on the parties' ability to satisfy certain closing conditions and our ability to realize the benefits of the transaction, including reducing the leverage of the Company, invest in the organic growth of the Company, fund any future acquisitions, return capital to shareholders, and/or maintain its quarterly dividends; (29) the risk that regulatory approvals that are required to complete the proposed HHI divestiture may not be realized, may take longer than expected or may impose adverse conditions; (30) our ability to successfully integrate the Tristar Business into the Company's Home and Personal Care business and realize the benefits of this acquisition; (31) our ability to separate the Company's Home and Personal Care business and create an independent Global Appliances business on expected terms, and within the anticipated time period, or at all, and to realize the potential benefits of such business; (32) our ability to create a pure play company composed of our Global Pet Care and Home & Garden business and to realize the expected benefits of such creation, and within anticipated time period, or at all; (33) our ability to successfully implement further acquisitions or dispositions and the impact of any such transactions on our financial performance; (34) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles; and (35) the impact of economic, social and political conditions or civil unrest in the U.S. and other countries.
Some of the above-mentioned factors are described in further detail in the sections entitled “Risk Factors” in our annual and quarterly reports, as applicable. You should assume the information appearing in this document is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since such date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the United States Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

# # #
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended		Six Month Periods Ended
(in millions, except per share amounts)	April 3, 2022	April 4, 2021	April 3, 2022	April 4, 2021
Net Sales	$807.8	$760.3	$1,565.0	$1,496.5
Cost of goods sold	551.0	498.0	1,088.6	981.3
Restructuring and related charges	1.2	1.3	1.5	1.4
Gross profit	255.6	261.0	474.9	513.8
Selling	144.1	121.9	280.1	236.6
General and administrative	76.0	74.8	143.6	152.5
Research and development	8.2	7.8	15.8	14.4
Restructuring and related charges	15.2	3.0	32.3	11.9
Transaction related charges	20.2	8.2	35.1	27.2
Total operating expenses	263.7	215.7	506.9	442.6
Operating (loss) income	(8.1)	45.3	(32.0)	71.2
Interest expense	24.7	52.8	46.4	76.0
Other non-operating income, net	(0.9)	(2.2)	(0.3)	(11.1)
(Loss) income from continuing operations before income taxes	(31.9)	(5.3)	(78.1)	6.3
Income tax benefit	(6.8)	(0.7)	(22.8)	(4.8)
Net (loss) income from continuing operations	(25.1)	(4.6)	(55.3)	11.1
Income from discontinued operations, net of tax	41.1	40.3	79.9	97.5
Net income	16.0	35.7	24.6	108.6
Net (loss) income from continuing operations attributable to non-controlling interest	—	(0.9)	—	0.1
Net income (loss) from discontinued operations attributable to non-controlling interest	0.1	—	0.5	(0.2)
Net income attributable to controlling interest	$15.9	$36.6	$24.1	$108.7
Amounts attributable to controlling interest
Net (loss) income from continuing operations attributable to controlling interest	$(25.1)	$(3.7)	$(55.3)	$11.0
Net income from discontinued operations attributable to controlling interest	41.0	40.3	79.4	97.7
Net income attributable to controlling interest	$15.9	$36.6	$24.1	$108.7
Earnings Per Share
Basic earnings per share from continuing operations	$(0.61)	$(0.09)	$(1.35)	$0.26
Basic earnings per share from discontinued operations	1.00	0.95	1.94	2.28
Basic earnings per share	$0.39	$0.86	$0.59	$2.54
Diluted earnings per share from continuing operations	$(0.61)	$(0.09)	$(1.35)	$0.26
Diluted earnings per share from discontinued operations	1.00	0.95	1.94	2.27
Diluted earnings per share	$0.39	$0.86	$0.59	$2.53
Weighted Average Shares Outstanding
Basic	40.8	42.6	41.1	42.8
Diluted	40.8	42.6	41.1	43.0
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Six Month Periods Ended
(in millions)	April 3, 2022	April 4, 2021
Cash flows from operating activities
Net cash used by operating activities from continuing operations	$(212.2)	$(107.1)
Net cash provided by operating activities from discontinued operations	5.3	27.3
Net cash used by operating activities	(206.9)	(79.8)
Cash flows from investing activities
Purchases of property, plant and equipment	(24.3)	(16.6)
Proceeds from disposal of property, plant and equipment	0.1	—
Business acquisitions, net of cash acquired	(314.3)	(129.8)
Proceeds from sale of equity investment	—	73.1
Other investing activity	(0.1)	(0.3)
Net cash used by investing activities from continuing operations	(338.6)	(73.6)
Net cash used by investing activities from discontinued operations	(12.4)	(11.5)
Net cash used by investing activities	(351.0)	(85.1)
Cash flows from financing activities
Payment of debt	(6.5)	(879.6)
Proceeds from issuance of debt	775.0	899.0
Payment of debt issuance costs	(6.7)	(12.6)
Treasury stock purchases	(134.0)	(42.3)
Dividends paid to shareholders	(34.4)	(35.7)
Share based award tax withholding payments, net of proceeds upon vesting	(24.5)	(7.2)
Other financing activity	—	0.3
Net cash provided (used) by financing activities from continuing operations	568.9	(78.1)
Net cash used by financing activities from discontinued operations	(2.2)	(2.0)
Net cash provided (used) by financing activities	566.7	(80.1)
Effect of exchange rate changes on cash and cash equivalents	(3.0)	3.4
Net change in cash, cash equivalents and restricted cash in continuing operations	5.8	(241.6)
Cash, cash equivalents, and restricted cash, beginning of period	190.0	533.8
Cash, cash equivalents, and restricted cash, end of period	$195.8	$292.2
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	April 3, 2022	September 30, 2021
Assets
Cash and cash equivalents	$193.7	$187.9
Trade receivables, net	349.5	248.4
Other receivables	125.3	63.7
Inventories	800.6	562.8
Prepaid expenses and other current assets	54.9	40.8
Current assets of business held for sale	1,919.8	1,810.0
Total current assets	3,443.8	2,913.6
Property, plant and equipment, net	256.4	260.2
Operating lease assets	74.3	56.5
Deferred charges and other	80.7	38.8
Goodwill	967.0	867.2
Intangible assets, net	1,263.7	1,204.1
Total assets	$6,085.9	$5,340.4
Liabilities and Shareholders' Equity
Current portion of long-term debt	$12.1	$12.0
Accounts payable	522.2	388.6
Accrued wages and salaries	43.4	67.4
Accrued interest	15.7	29.9
Other current liabilities	235.0	211.9
Current liabilities of business held for sale	475.7	454.3
Total current liabilities	1,304.1	1,164.1
Long-term debt, net of current portion	3,236.3	2,494.3
Long-term operating lease liabilities	48.1	44.5
Deferred income taxes	74.7	59.5
Other long-term liabilities	94.1	99.0
Total liabilities	4,757.3	3,861.4
Shareholders' equity	1,322.3	1,471.9
Non-controlling interest	6.3	7.1
Total equity	1,328.6	1,479.0
Total liabilities and equity	$6,085.9	$5,340.4
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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS
We define adjusted diluted EPS as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include the following:
•Restructuring and related charges consist of project costs associated with the restructuring initiatives across the Company's segments;
•Transaction related charges are attributable to costs from qualifying strategic transaction or business opportunities, including an acquisition or divestiture, whether or not consummated, subsequent integration related project costs, divestiture support and incremental separation costs.
•Incremental costs towards the SAP S/4 HANA ERP transformation to implement our enterprise-wide operating systems to SAP S/4 HANA on a global basis. This is a multi-year project that includes various costs, including software configuration and implementation costs that would be recognized as capital expenditures or deferred costs in accordance with applicable accounting policies, with certain costs recognized as operating expense associated with project development and management costs, and professional services with business partners engaged towards planning, design and business process review that would not qualify as software implementation costs. The Company has substantially completed the design phase of the project and is currently moving into the build phase;
•Unallocated shared costs associated with discontinued operations from certain shared and center-led administrative functions s the Company's business units excluded from income from discontinued operations as they are not a direct cost of the discontinued business but a result of indirect allocations, including but not limited to, information technology, human resources, finance and accounting, supply chain, and commercial operations. Amounts attributable to unallocated shared costs would be mitigated through subsequent strategic or restructuring initiatives, TSAs, elimination of extraneous costs, or re-allocations or absorption of existing continuing operations following the completed sale of the discontinued operations.
•Non-cash purchase accounting adjustments recognized in earnings from continuing operations subsequent to an acquisition, including, but not limited to, the costs attributable to the step-up in inventory value and the incremental value in ROU operating lease assets with below market rent, among others;
•Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations;
•Gains attributable to the Company's investment in Energizer common stock during the three and six month periods ended April 4, 2021. with such remaining shares sold in January 2021.
•Incremental reserves for non-recurring litigation or environmental remediation activity including the proposed settlement on outstanding litigation matters at our H&G division attributable to significant and unusual nonrecurring claims with no previous history or precedent recognized during the six month period ended April 4, 2021 and the subsequent remeasurement during the six month period ended April 3, 2022;
•Incremental costs realized under a three-year tolling agreement entered into with the buyer in consideration with the divestiture of the Coevorden Operations on March 29, 2020, for the continued production of dog and cat food products purchased to support the GPC commercial operations and distribution in Europe;
•Other adjustments are primarily attributable to (1) incremental trade spend reserves realized from the transition and integration of the Rejuvenate business into the H&G segment and the Company's systems and processes during the three and six month periods ended April 3, 2022, (1) incremental fines and penalties realized for delayed shipments attributable to the GPC distribution transition initiative during the three and six month periods ended April 3, 2022, and (2) costs associated with Salus they are not considered a component of the continuing commercial products company; and
•Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 25.0% for the three and six month periods ended April 3, 2022 and April 4, 2021 based upon enacted corporate tax rate in the United States.

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED DILUTED EPS (continued)
The following is a reconciliation of reported diluted EPS from continuing operations to adjusted diluted EPS from continuing operations for the three and six month periods ended April 3, 2022 and April 4, 2021.

	Three Month Periods Ended		Six Month Periods Ended
	April 3, 2022	April 4, 2021	April 3, 2022	April 4, 2021
Diluted EPS from continuing operations, as reported	$(0.61)	$(0.09)	$(1.35)	$0.26
Adjustments:
Restructuring and related charges	0.40	0.10	0.82	0.31
Transaction related charges	0.50	0.19	0.86	0.63
Global ERP Transformation	0.08	—	0.08	—
Debt refinancing costs	—	0.73	—	0.73
Unallocated shared costs	0.17	0.16	0.34	0.31
Non-cash purchase accounting adjustments	0.09	0.06	0.09	0.08
Gain on Energizer investment	—	(0.02)	—	(0.16)
Coevorden tolling related charges	0.04	0.04	0.07	0.07
Legal and environmental remediation reserves	—	—	(0.01)	0.14
Other	0.04	—	0.11	—
Income tax adjustment	(0.30)	(0.30)	(0.67)	(0.68)
Total adjustments	1.02	0.96	1.69	1.43
Diluted EPS from continuing operations, as adjusted	$0.41	$0.87	$0.34	$1.69

The following summarizes restructuring and related charges for the three and six month periods ended April 3, 2022 and April 4, 2021:

	Three Month Periods Ended		Six Month Periods Ended
(in millions)	April 3, 2022	April 4, 2021	April 3, 2022	April 4, 2021
Global productivity improvement program	$2.3	$1.9	$4.1	$10.9
GPC distribution transition	5.6	—	15.9	—
Other restructuring activities	8.5	2.4	13.8	2.4
Total restructuring and related charges	$16.4	$4.3	$33.8	$13.3

The following summarizes transaction related charges for the three and six month periods ended April 3, 2022 and April 4, 2021:

	Three Month Periods Ended		Six Month Periods Ended
(in millions)	April 3, 2022	April 4, 2021	April 3, 2022	April 4, 2021
Tristar acquisition and integration	$12.7	$—	$14.4	$—
HHI divestiture and separation	1.2	—	5.5	—
Rejuvenate acquisition and integration	2.0	—	6.3	—
Armitage acquisition and integration	0.5	2.0	1.2	6.8
Other	3.8	6.2	7.7	20.4
Total transaction related charges	$20.2	$8.2	$35.1	$27.2

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
NET SALES AND ORGANIC NET SALES
The following is a summary of net sales by segment for the three and six month periods ended April 3, 2022 and April 4, 2021:

	Three Month Periods Ended				Six Month Periods Ended
(in millions, except %)	April 3, 2022	April 4, 2021	Variance		April 3, 2022	April 4, 2021	Variance
HPC	$316.1	$297.9	$18.2	6.1%	$695.8	$676.4	$19.4	2.9%
GPC	295.1	293.6	1.5	0.5%	597.3	569.1	28.2	5.0%
H&G	196.6	168.8	27.8	16.5%	271.9	251.0	20.9	8.3%
Net Sales	$807.8	$760.3	47.5	6.2%	$1,565.0	$1,496.5	68.5	4.6%

We define organic net sales as reported net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three and six month period ended April 3, 2022 compared to reported net sales for the three and six month periods ended April 4, 2021:

	April 3, 2022
Three Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales April 4, 2021	Variance
HPC	$316.1	$11.4	$327.5	$(35.8)	$291.7	$297.9	$(6.2)	(2.1)%
GPC	295.1	5.6	300.7	—	300.7	293.6	7.1	2.4%
H&G	196.6	—	196.6	(13.3)	183.3	168.8	14.5	8.6%
Total	$807.8	$17.0	$824.8	$(49.1)	$775.7	$760.3	15.4	2.0%

	April 3, 2022
Six Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales April 4, 2021	Variance
HPC	$695.8	$16.4	$712.2	$(35.8)	$676.4	$676.4	$—	—%
GPC	597.3	7.8	605.1	(8.8)	596.3	569.1	27.2	4.8%
H&G	271.9	—	271.9	(21.1)	250.8	251.0	(0.2)	(0.1)%
Total	$1,565.0	$24.2	$1,589.2	$(65.7)	$1,523.5	$1,496.5	$27.0	1.8%

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes the following:
•Stock based compensation costs consist of costs associated with long-term incentive compensation arrangements that generally consist of non-cash, stock-based compensation. During the six month period ended April 4, 2021 compensation costs included incentive bridge awards previously issued due to changes in the Company’s LTIP that allowed for cash based payment upon employee election but do not qualify for shared-based compensation, which were fully vested in November 2020;
•Restructuring and related charges consist of project costs associated with the restructuring initiatives across the Company's segments;
•Transaction related charges are attributable to costs from qualifying strategic transaction or business opportunities, including an acquisition or divestiture, whether or not consummated, subsequent integration related project costs, divestiture support and incremental separation costs;
•Incremental costs towards the SAP S/4 HANA ERP transformation to implement our enterprise-wide operating systems to SAP S/4 HANA on a global basis. This is a multi-year project that includes various costs, including software configuration and implementation costs that would be recognized as capital expenditures or deferred costs in accordance with applicable accounting policies, with certain costs recognized as operating expense associated with project development and management costs, and professional services with business partners engaged towards planning, design and business process review that would not qualify as software implementation costs. The Company has substantially completed the design phase of the project and is currently moving into the build phase;
•Unallocated shared costs associated with discontinued operations from certain shared and center-led administrative functions s the Company's business units excluded from income from discontinued operations as they are not a direct cost of the discontinued business but a result of indirect allocations, including but not limited to, information technology, human resources, finance and accounting, supply chain, and commercial operations. Amounts attributable to unallocated shared costs would be mitigated through subsequent strategic or restructuring initiatives, TSAs, elimination of extraneous costs, or re-allocations or absorption of existing continuing operations following the completed sale of the discontinued operations.
•Non-cash purchase accounting adjustments recognized in earnings from continuing operations subsequent to an acquisition, including, but not limited to, the costs attributable to the step-up in inventory value and the incremental value in ROU operating lease assets with below market rent, among others;
•Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations;
•Gains attributable to the Company's investment in Energizer common stock during the three and six month periods ended April 4, 2021. with such remaining shares sold in January 2021.
•Incremental reserves for non-recurring litigation or environmental remediation activity including the proposed settlement on outstanding litigation matters at our H&G division attributable to significant and unusual nonrecurring claims with no previous history or precedent recognized during the six month period ended April 4, 2021 and the subsequent remeasurement during the six month period ended April 3, 2022;
•Incremental costs realized under a three-year tolling agreement entered into with the buyer in consideration with the divestiture of the Coevorden Operations on March 29, 2020, for the continued production of dog and cat food products purchased to support the GPC commercial operations and distribution in Europe; and
•Other adjustments are primarily attributable to (1) incremental trade spend reserves realized from the transition and integration of the Rejuvenate business into the H&G segment and the Company's systems and processes during the three and six month periods ended April 3, 2022, (2) incremental fines and penalties realized for delayed shipments attributable to the GPC distribution transition initiative during the three and six month periods ended April 3, 2022, and (3) costs associated with Salus as they are not considered a component of the continuing commercial products company.
Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of reported net sales for the respective periods.

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)
The following is a reconciliation of reported net income (loss) from continuing operations to adjusted EBITDA for the three month periods ended April 3, 2022 and April 4, 2021, and calculation of adjusted EBITDA margin for each of the respective periods.

Three Month Period Ended April 3, 2022 (in millions, except %)	HPC	GPC	H&G	Corporate	Consolidated
Net (loss) income from continuing operations	$(19.1)	$19.0	$30.4	$(55.4)	$(25.1)
Income tax benefit	—	—	—	(6.8)	(6.8)
Interest expense	—	—	—	24.7	24.7
Depreciation and amortization	8.1	9.3	4.7	3.6	25.7
EBITDA	(11.0)	28.3	35.1	(33.9)	18.5
Share and incentive based compensation	—	—	—	6.6	6.6
Restructuring and related charges	3.7	8.2	—	4.5	16.4
Transaction related charges	14.4	1.2	1.9	2.7	20.2
Global ERP Transformation	—	—	—	3.2	3.2
Unallocated shared costs	—	—	—	6.9	6.9
Non-cash purchase accounting adjustments	3.5	—	—	—	3.5
Coevorden tolling related charges	—	1.5	—	—	1.5
Other	—	1.4	0.7	0.1	2.2
Adjusted EBITDA	$10.6	$40.6	$37.7	$(9.9)	$79.0
Net Sales	$316.1	$295.1	$196.6	$—	$807.8
Adjusted EBITDA Margin	3.4%	13.8%	19.2%	—	9.8%

Three Month Period Ended April 4, 2021 (in millions, except %)	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$11.0	$38.7	$29.9	$(84.2)	$(4.6)
Income tax benefit	—	—	—	(0.7)	(0.7)
Interest expense	—	—	—	52.8	52.8
Depreciation and amortization	11.8	9.6	4.9	3.9	30.2
EBITDA	22.8	48.3	34.8	(28.2)	77.7
Share and incentive based compensation	—	—	—	7.2	7.2
Restructuring and related charges	1.5	0.6	—	2.2	4.3
Transaction related charges	1.1	2.6	—	4.5	8.2
Unallocated shared costs	—	—	—	6.7	6.7
Non-cash purchase accounting adjustments	—	2.6	—	—	2.6
Gain on Energizer investment	—	—	—	(0.9)	(0.9)
Coevorden tolling related charges	—	1.5	—	—	1.5
Other	—	—	—	0.2	0.2
Adjusted EBITDA	$25.4	$55.6	$34.8	$(8.3)	$107.5
Net Sales	$297.9	$293.6	$168.8	$—	$760.3
Adjusted EBITDA Margin	8.5%	18.9%	20.6%	—%	14.1%
Page 15 / 16

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)
The following is a reconciliation of reported net income (loss) to adjusted EBITDA for the six month periods ended April 3, 2022 and April 4, 2021, including the calculation of adjusted EBITDA margin for each of the respective periods.

Six Month Period Ended April 3, 2022 (in millions, except %)	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$—	$30.6	$14.6	$(100.5)	$(55.3)
Income tax benefit	—	—	—	(22.8)	(22.8)
Interest expense	—	—	—	46.4	46.4
Depreciation and amortization	15.8	18.6	9.3	7.4	51.1
EBITDA	15.8	49.2	23.9	(69.5)	19.4
Share and incentive based compensation	—	—	—	12.2	12.2
Restructuring and related charges	4.3	19.6	—	9.9	33.8
Transaction related charges	14.4	3.6	6.3	10.8	35.1
Global ERP Transformation	—	—	—	3.2	3.2
Unallocated shared costs	—	—	—	13.8	13.8
Non-cash purchase accounting adjustments	3.5	—	—	—	3.5
Legal and environmental remediation reserves	—	—	(0.5)	—	(0.5)
Coevorden tolling related charges	—	3.0	—	—	3.0
Other	—	3.9	0.7	0.2	4.8
Adjusted EBITDA	$38.0	$79.3	$30.4	$(19.4)	$128.3
Net Sales	$695.8	$597.3	$271.9	$—	$1,565.0
Adjusted EBITDA Margin	5.5%	13.3%	11.2%	—	8.2%

Six Month Period Ended April 4, 2021 (in millions, except %)	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$49.2	$72.7	$29.4	$(140.2)	$11.1
Income tax benefit	—	—	—	(4.8)	(4.8)
Interest expense	—	—	—	76.0	76.0
Depreciation and amortization	20.6	19.3	9.9	7.4	57.2
EBITDA	69.8	92.0	39.3	(61.6)	139.5
Share and incentive based compensation	—	—	—	14.2	14.2
Restructuring and related charges	4.1	2.1	—	7.1	13.3
Transaction related charges	2.4	8.6	—	16.2	27.2
Unallocated shared costs	—	—	—	13.4	13.4
Gain on Energizer investment	—	—	—	(6.9)	(6.9)
Non-cash purchase accounting adjustments	—	3.4	—	—	3.4
Legal and environmental remediation reserves	—	—	6.0	—	6.0
Coevorden tolling related charges	—	3.1	—	—	3.1
Other	—	—	—	0.1	0.1
Adjusted EBITDA	$76.3	$109.2	$45.3	$(17.5)	$213.3
Net Sales	$676.4	$569.1	$251.0	$—	$1,496.5
Adjusted EBITDA Margin	11.3%	19.2%	18.0%	—	14.3%

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